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                                                                   EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Nastech Pharmaceutical Company Inc.:


We consent to incorporation by reference in the registration statement on Form S-2 (No 333-45264) of Nastech Pharmaceutical Company Inc. of our report dated February 2, 2001, except for Note 16 which is as of March 22, 2001, relating to the consolidated balance sheets of Nastech Pharmaceutical Company Inc. and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Nastech Pharmaceutical Company Inc.






Melville, New York

March 27, 2001